Exhibit 99.1

TUMBLEWEED ANNOUNCES PRELIMINARY THIRD QUARTER 2007 FINANCIAL RESULTS

Redwood City, CA – OCTOBER 5, 2007– Tumbleweed® Communications Corp. (NASDAQ: TMWD), the industry’s leading pure play messaging and content security vendor, today announced preliminary financial results for its third quarter ended September 30, 2007.  Tumbleweed currently expects to report revenue in the range of $13.7 to $14.0 million, a net loss in a range of $(0.06) to $(0.07) per share, and a non-GAAP loss in a range of $(0.03) to $(0.04) per share.  Non-GAAP amounts exclude estimates for stock-based compensation expense and intangible asset amortization expense.

“Third quarter results were below our projections primarily due to weakness in our Federal sales region as a result of delays in government funding decisions that we believe were made late in the quarter,” said James P. Scullion, Chief Executive Officer of Tumbleweed. “We also had sales execution challenges related to our ongoing transition to a reseller sales model.  However, we remain convinced that our new distribution strategy is the right one for our long-term growth, and we expect that recent management additions to our sales team will yield positive results. We will discuss our outlook for the fourth quarter during our conference call later this month.”

The company will report financial results for the third quarter ended September 30, 2007 after the close of the market on Thursday, October 25.

What:	Tumbleweed’s Third Quarter 2007 Financial Results Conference Call

When:	Thursday, October 25, 2007 at 2:00 p.m. PT (5:00 p.m. ET)

Webcast:	A live Webcast of the conference call can be accessed by logging onto the Investor Relations page at http://www.tumbleweed.com and clicking on the conference call icon.

Dial In:	To access the live conference call by phone, dial (800) 240-7305. Participants are asked to call the assigned number approximately 10 minutes before the scheduled starting time.

For those unable to participate in the live conference call, starting two hours after the call a replay will be available through November 8, 2007 by dialing (800) 405-2236 and entering the pass code 11098819#.

An instant replay of the conference call will be available over the Internet at http://www.tumbleweed.com in the Investor Relations area of the website.

Safe Harbor Statement
Tumbleweed cautions that forward-looking statements contained in this press release are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. These factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements.  Our expectations for revenue and loss per share for the third quarter of 2007 are preliminary projections that are subject to change as operating results for the quarter are finalized.  These results, along with our expectations and beliefs about our future sales, positive results related to recent changes in sales management, our strategy of moving to a reseller-focused sales distribution model, as well as our long-term growth, involve risks and uncertainties that could cause actual results to differ materially from those currently expected.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions.  For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 14, 2007, Form 10-Q filed August 7, 2007, and such filings for the periods referred to above, to be filed subsequently.

Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein as of a later date.

Non-GAAP Information
The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes amortization of intangible assets and stock-based compensation expense.  Management believes that the presentation of non-GAAP information may provide useful information to investors because Tumbleweed has historically provided this information and understands that some investors consider it useful in evaluating Tumbleweed's expenses. Management also uses this non-GAAP information, along with GAAP information, in evaluating Tumbleweed's expenses and comparing Tumbleweed’s performance with that of its competitors.  The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

About Tumbleweed
Tumbleweed Communications Corp. (NASDAQ:TMWD), the industry's leading pure play messaging and content security vendor, provides world-class innovative solutions for organizations of all sizes. Organizations rely on Tumbleweed's solutions to securely manage their Internet communications, spanning email management to file transfers. Tumbleweed has more than 2,900 customers worldwide, representing industries such as Finance, Healthcare, and the U.S. Government. The world's most security conscious organizations rely upon Tumbleweed technology including Bank of America Securities, JP Morgan Chase & Co., the U.S. Food and Drug Administration, and the U.S. Department of Defense. Our award-winning products build on fourteen years of R&D and 27 security patents in the U.S. alone - many of which are licensed by other security vendors. More information can be found at www.tumbleweed.com.
Tumbleweed is a registered trademark of Tumbleweed Communications Corp. in the United States and/or other countries. All other trademarks are the property of their respective owners.

Investor Relations Inquiries:	Media Relations Inquiries:
Scott Wilson	Dan Gould
The Blueshirt Group	SHIFT Communications
(415) 489-2188	(415) 591 - 8428
scott@blueshirtgroup.com	dgould@shiftcomm.com

or

Tim Conley, SVP Finance and CFO
Tumbleweed Communications Corp.
(650) 216-2000
tim.conley@tumbleweed.com